Exhibit 10.6

[COMMONWEALTH ENERGY CORPORATION LETTERHEAD]

December 7, 2001

Mrs. Linda Guckert
6564 Etiwanda Avenue
Rancho Cucamonga, California 91739

Dear Linda,

Commonwealth Energy Corporation (“Commonwealth”) is pleased to offer you the position of Chief Information Officer (CIO) of its Utilihost subsidiary, reporting to the Chief Operating Officer. In this capacity, you will also be a Vice President of Commonwealth.

In your capacity as CIO of Utilihost, you will be responsible for the direction and management of the current Billing, DASR, MDMA, Metering and Revenue Cycle Departments, and developing these departments into a fully integrated unit through systems analysis, programming and computer and auxiliary operations. The mission of Utilihost will be to offer our clients a complete “back room” operation capable of meeting their energy service needs. Commonwealth reserves the right to change your position, duties and work location from time to time to meet its business needs.

Your compensation will be $150,000.00 per year, payable in biweekly installments. Your compensation will be paid net of all required withholding taxes, social security, and other statutory deductions, as well as employee premiums and contributions for benefits and group insurance coverage you may select.

In the event that another company acquires 50% or more of the stock of Commonwealth Energy Corporation, control of the Company is taken over by a group of shareholders when no significant change of ownership has taken place, and your employment is terminated within a period of six month of the date of such an acquisition, you will be paid a severance bonus equivalent to six months of your base salary at the time of your termination.

You will be eligible for medical, dental and other group insurance benefits on the first day of the month following 60 days of service. You will be immediately eligible for holidays and accrual of vacation and sick leave. You will begin accruing vacation at the rate of 4.62 hours per biweekly pay period commencing with your first day of employment.

You will be eligible for participation in Commonwealth’s 401K Plan during the first open enrollment period following six (6) months of service. Details about these benefit plans are available in the Employee Handbook and/or the appropriate Summary Plan Descriptions. Commonwealth reserves the right to amend, modify or terminate any benefits at any time.

As a Commonwealth employee, you will be expected to abide by Company rules and policies, acknowledge that you have read and understand the Employee Handbook, and sign and comply with the provisions of the Company’s Confidentiality Agreement and other documents.

In accordance with California Labor Code Section 2922, you may terminate your employment with Commonwealth at any time and for any reason whatsoever, simply by notifying Commonwealth. Likewise, Commonwealth may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. This employment-at-will relationship cannot be changed.

During the course of your employment with Commonwealth, you must agree not to accept any other employment or engage in any other activities, with or without compensation, which may be construed as a conflict of interest with the business interests of Commonwealth.

The employment terms in this letter supersede any other agreements you may have entered into with Commonwealth for any reason, as well as any promises made to you by anyone, whether written or verbal. As required by law, this offer is subject to satisfactory proof of your right to remain in, and work in, the Unites States.

Arbitration Agreement

1.	By accepting employment with Commonwealth, you agree to arbitrate all disputes arising from such employment, subject to the terms shown below:

2.	In the event of any dispute, claim or controversy by you against Commonwealth, its directors, officers, employees or agents, you agree to submit such dispute, claim or controversy to final and binding arbitration, including, but not limited to claims for breach of contract, civil torts and employment discrimination such as violation of California’s Fair Employment and Housing Act, Title VII of the Civil Rights Act, Age Discrimination in Employment Act, as modified by the Older Workers’ Benefit Protection Act, and all other laws relating to employment.

3.	The arbitration shall be conducted by a single arbitrator selected either by mutual agreement between you and Commonwealth or, if you and Commonwealth cannot agree on an arbitrator, then an arbitrator will be selected from an odd-numbered list of experienced employment law arbitrators provided by the American Arbitration Association. After deciding first choice by lot, each party shall strike one arbitrator from the list alternately until only one arbitrator remains.

4.	The arbitrator shall have all powers conferred by law and a judgment may be entered on the award by a court of law having jurisdictional authority. The award and judgement shall be in writing and shall be final and binding upon both parties.

5.	Each party shall have the right to conduct reasonable discovery, as determined by the arbitrator and as provided in California Code of Civil Procedure Section 1283.5(a).

6.	Commonwealth will pay the arbitrator’s fee and for costs associated with the arbitration hearing.

7.	This arbitration agreement shall continue during the term of your employment and thereafter regarding any employment-related disputes of any nature. This agreement may be modified for Commonwealth only by a written agreement signed by the Chief Executive Officer of Commonwealth.

8.	You are hereby advised to seek an attorney for advice regarding the effect of this arbitration agreement before signing it.

9.	You understand that, by signing this agreement, you are surrendering your right to a civil trial and the right to a trial by a jury.

Equitable Remedies

Attached hereto and incorporated herein by reference is a copy of Commonwealth’s Confidentiality Agreement which you are requested to review prior to signing this employment agreement. You agree that it would be impossible or inadequate to measure and calculate the damages to Commonwealth caused by any breach of the Confidentiality Agreement. Accordingly, you agree that, if you breach the Confidentiality Agreement, Commonwealth will have available, in addition to any other right or remedy available, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of such provision of this agreement. You further agree that no bond or other security shall be required in obtaining such equitable relief and you hereby consent to the issuance of such injunction and to the ordering of specific performance.

Governing Law; Consent to Personal Jurisdiction

This Agreement is subject to and shall be governed by the laws of the State of California. Both parties agree that in the event of litigation, the venue shall be Orange County, California.

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Upon your acceptance of this offer and its receipt by Commonwealth, you will be provided with a new employee package to be completed by you. It is necessary that

Commonwealth receive your properly completed employment package on your first date of employment. Your employment package must be approved as properly completed before you are considered hired by Commonwealth.

If any of the provisions of this agreement are found to be null, void, or inoperative, for any reason, the remaining provisions will remain in full force and effect.

Please sign and date this agreement and return it to me not later than December 10, 2001, if you wish to accept employment with Commonwealth under the terms described above. This offer of employment expires on December 11, 2001. If you accept this offer, I would like for you to commence your employment on December 10, 2001.

We look forward to your favorable reply and a mutually rewarding and satisfying relationship.

/S/ IAN B. CARTER

Ian B.Carter
Chairman and Chief Executive Officer

I have reviewed this agreement and the attached Confidentiality Agreement in their entirety and hereby accept employment with Commonwealth under the terms noted above.

/S/ LINDA GUCKERT	12/10/01

Linda L Guckert	Date